Exhibit 10.7

Execution Draft

SPECIAL FACILITIES LEASE

between

CHARTER COUNTY OF WAYNE,

STATE OF MICHIGAN

and

MESABA AVIATION, INC.

pertaining to facilities at

DETROIT METROPOLITAN WAYNE COUNTY AIRPORT

Dated as of June 1, 1990

TABLE OF CONTENTS

ARTICLE I DEFINITIONS AND EXHIBITS
1.1	Definitions
1.2	Exhibits

ARTICLE II THE LEASE AND SPECIAL FACILITIES CHARGES
2.1	Description
2.2	Term
2.3	Permitted Uses and Purposes
2.4	Special Facilities Charges
2.5	Manner of Payment and Amount of Special Facilities Charges
2.6	Notice of Current Expenses
2.7	Prepayment

ARTICLE III FINANCING THE FACILITIES
3.1	Issuance of Series 1990 Bonds
3.2	Series 1990 Bond Details
3.3	Insufficiency of Series 1990 Bond Proceeds
3.4	Additional Bonds
3.5	Use of Surplus Bond Proceeds

ARTICLE IV CONSTRUCTION OF FACILITIES; APPLICATION OF BOND PROCEEDS
4.1	Mesaba Obligation to Construct Facilities
4.2	Consulting Engineer; Duties
4.3	Mesaba Contracting and Construction Responsibilities
4.4	Design and Construction Procedures; Construction Contracts and Sub-Contracts
4.5	Submission and Approval of Plans and Contracts; Construction Inspection
4.6	Disbursements from Construction Fund
4.7	County Rights to Stop or Alter Construction
4.8	Completion of Construction
4.9	Building Permits and Performance Bond

ARTICLE V MAINTENANCE, REPAIR AND OPERATION
5.1	Maintenance
5.2	Common Access Avenues
5.3	Utility Services
5.4	Insurance
5.5	Taxes
5.6	Right of Ingress and Egress
5.7	County Access to Facilities
5.8	Conduct of Operations of the Facilities

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ARTICLE VI DAMAGE OR CONDEMNATION OF FACILITIES
6.1	Repair and Replacement after Damage or Destruction
6.2	Election to Prepay Special Facilities Charges
6.3	Condemnation

ARTICLE VII MESABA REPRESENTATIONS, WARRANTIES AND COVENANTS
7.1	Mesaba’s Representations
7.2	Compliance with Laws
7.3	Mesaba Maintenance of Existence
7.4	General Limitations with Respect to Non-Impairment of Tax-Exempt Status of the Bonds
7.5	County Fees and Expenses
7.6	Trustee Fees and Expenses
7.7	Mesaba’s Obligations Unconditional
7.8	Mesaba Bound by Ordinance
7.9	Investments; Arbitrage Covenant
7.10	Non-Discrimination
7.11	Letter of Credit; Alternate Letter of Credit

ARTICLE VIII COUNTY FINDINGS AND REPRESENTATIONS
8.1	County Findings and Representations
8.2	County Authority to Issue Bonds

ARTICLE IX DEFAULT
9.1	Events of Default
9.2	Waiver of Default
9.3	County Performance of Mesaba’s Obligations
9.4	Remedies upon Event of Default
9.5	Payment of Attorneys’ Fees and Other Expenses
9.6	No Remedy Exclusive
9.7	Limitation on Waivers

ARTICLE X INDEMNIFICATION
10.1	Indemnification of Trustee
10.2	Indemnification of County

ARTICLE XI ACTIONS AFFECTING TITLE AND POSSESSION
11.1	Quiet Enjoyment
11.2	Title to Equipment and Improvements
11.3	Surrender of Possession
11.4	Mineral Rights

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ARTICLE XII ASSIGNMENT AND SUBLETTING; RIGHTS OF LEASEHOLD MORTGAGEE
12.1	Sale Assignment Transfer, or Sublease
12.2	Rights of Mortgagee
12.3	Simultaneous Assignment and Subletting of Related Airport Facilities
12.4	Sublessee, Etc., Bound by Ordinance

ARTICLE XIII GROUND LEASE
13.1	Relationship of the Lease to Ground Lease

ARTICLE XIV MISCELLANEOUS PROVISIONS
14.1	Notices
14.2	Paragraph Headings
14.3	Severability
14.4	Binding Effect
14.5	Lease to United States of America
14.6	Amendment
14.7	Governing Law
14.8	Cancellation by Mesaba
14.9	Cancellation by County
14.10	Rights After Bonds Paid

EXHIBITS
Exhibit A	Description of the Facilities
Exhibit B	Requisition Certificate
Exhibit C	Completion Certificate

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MESABA AVIATION, INC.

SPECIAL FACILITIES LEASE

THIS LEASE, made and entered into as of June 1, 1990, by and between the CHARTER COUNTY OF WAYNE, MICHIGAN, a public body corporate, with principal offices at 600 Randolph Street, Detroit, Michigan 48226 and MESABA AVIATION, INC., a corporation organized and existing under the laws of the State of Minnesota with principal offices located at 7501 26th Avenue South, Minneapolis, Minnesota 55450.

WITNESSETH:

WHEREAS, the County owns and operates the Detroit Metropolitan Wayne County Airport, located in the City of Romulus, County of Wayne, State of Michigan and has the power to lease premises and facilities and to grant rights and privileges with respect thereto, pursuant to the provisions of Act 327, Public Acts of Michigan, 1945, as amended; and

WHEREAS, Mesaba is engaged in the business of transporting persons, property, cargo and mail by aircraft; and

WHEREAS, Mesaba desires to lease and to obtain rights and privileges with respect to certain facilities at the Airport (as defined herein, the “Facilities”) upon the terms and conditions hereinafter provided; and

WHEREAS, because of the necessity that the Facilities be designed, acquired, constructed and installed in a manner which will suit Mesaba’s needs, Mesaba will undertake the design, acquisition, construction and installation of the Facilities on behalf of the County; and

WHEREAS, the County proposes to finance the acquisition, construction and installation of the Facilities by the issuance of bonds to be paid solely from the Net Revenues, as defined in the Ordinance (hereinafter defined), to be derived by the County under the Lease (hereinafter defined) or from any successor, amendatory or replacement contracts to the Lease; and

WHEREAS, the County and Mesaba have entered or will simultaneously enter into a separate ground lease for the use of Airport ground space for the location of the Facilities;

NOW, THEREFORE, for and in consideration of the premises and of the mutual covenants and agreements herein contained, the parties agree as follows:

ARTICLE I

DEFINITIONS AND EXHIBITS

1.1           Definitions.

Whenever used in the Lease, except when otherwise indicated by the context, the following terms shall have the following meanings:

“Act 94” means Act 94, Public Acts of Michigan, 1933, as amended.

“Act 327” or “Aeronautics Code” means Act 327, Public Acts of Michigan, 1945, as amended.

“Act of Bankruptcy” means the filing of a petition in bankruptcy under the United States Bankruptcy Code or the commencement of a proceeding under any other applicable law now or hereafter in effect by or against Mesaba or any successor to or assignee of the Lease.

“Additional Bonds” means any bonds of equal standing issued under the authority of the Ordinance in addition to the Series 1990 Bonds.

“Airport” means the Detroit Metropolitan Wayne County Airport and all aeronautical facilities owned and operated by the County in connection therewith, including all real property now or hereafter owned by the County, the terminal buildings, airport facilities and all other improvements and equipment now or hereafter located, constructed, installed or situated thereon.

“Alternate Letter of Credit” means an irrevocable letter of credit delivered to, and accepted by, the Trustee pursuant to the Ordinance. An Alternate Letter of Credit shall be issued by a commercial bank organized and doing business in the United States or a branch or agency of a foreign commercial bank located in the United States and subject to regulation by state or federal banking regulatory authorities the senior debt of which is rated by a national rating agency in the same or better category as the senior debt of the issuer of the then effective Letter of Credit, or, in the alternative, of the outstanding obligations then rated on the basis of a letter of credit issued by such issuer, and shall be in substantially the form of the original Letter of Credit. On or before the date of the delivery of any Alternate Letter of Credit to the Trustee, as a condition to the acceptance of such Alternate Letter of Credit by the Trustee, the Obligor shall furnish to the Trustee (i) written evidence that the issuer of such Alternate Letter of Credit is a commercial bank organized and doing business in the United States or a branch or agency of a foreign commercial bank located and doing business in the United States and subject to regulation by state or federal banking regulatory authorities, (ii) an opinion of Bond Counsel stating that the delivery of such Alternate Letter of Credit to the Trustee is authorized under this Lease and complies with the terms hereof and that the delivery of such Alternate Letter of Credit does not adversely affect the exclusion from gross income for Federal income tax purposes for the interest on the Bonds, and (iii) an opinion of counsel satisfactory to the Trustee in form satisfactory to the Trustee to the effect that the Alternate Letter of Credit is the valid and binding obligation of the bank (or, in the case of a branch or agency of a foreign commercial bank, the branch or agency) issuing the same, enforceable in accordance with its terms. In the case of an Alternate Letter of Credit issued by a branch or agency of a foreign commercial bank there shall also be delivered an opinion of counsel satisfactory to the Trustee and licensed to practice law in the jurisdiction in which the head office of such bank is located in form satisfactory to the Trustee, to the effect (i) that the Alternate Letter of Credit is the valid and binding obligation of such bank enforceable in accordance with its terms in the courts of the jurisdiction in which the head office of such bank is located, (ii) that such bank has consented to jurisdiction in the United States, (iii) that such branch or agency is subject to banking regulations of the United States or any state thereof, and (iv) that a judgment upon the Alternate Letter of Credit obtained in the United States against such branch or agency would be enforceable against such bank in the courts of the jurisdiction in which the head office of such bank is located without relitigation of the merits.

“Authorized Representative” means the representative of Mesaba, duly authorized by proper action of Mesaba, as evidenced by a signed certificate of its Secretary, to act on behalf of Mesaba.

“Bank” means Norwest Bank Minnesota, National Association, or any provider of an Alternate Letter of Credit.

“Best Efforts” means that the County shall use all commercially reasonable efforts, calculated to reach any potential user of any vacated portion of the Facilities, which is willing to relet such Facilities and become a party to and assume the Mesaba obligations under the Lease, the Airport Agreement and/or Ground Lease with respect to such Facilities.

“Bond Counsel” means Miller, Canfield, Paddock and Stone, attorneys of Detroit, Michigan, Lewis, White & Clay, A Professional Corporation, attorneys of Detroit, Michigan, or any nationally recognized bond counsel acceptable to the Trustee and the County.

“Bond Fund” refers to the Bond and Interest Redemption Fund created pursuant to Section 5.2B of the Ordinance.

“Bond Payment Date” means any of the dates specified in the Ordinance for payment of interest, or interest and principal, on the Bonds, which dates occur semiannually on June 1 and December 1 of each year, commencing December 1, 1990.

“Bonds” means the Series 1990 Bonds and any Additional Bonds issued pursuant to the Ordinance.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations, rulings and court decisions thereunder.

“Completion Certificate” means the certificate referred to in Section 4.8 hereof, substantially in the form attached hereto as Exhibit C.

“Completion Date” means the date upon which the Completion Certificate is delivered to the Trustee.

“Construction Fund” shall have the meaning assigned to such term in the Ordinance.

“Consulting Engineer” means Albert Kahn Associates, Inc., Architects & Engineers, Detroit, Michigan.

“County” means the Charter County of Wayne, State of Michigan.

“County Approval” means approval by the Assistant County Executive for Airports and Major County Construction or his designee.

“Current Expenses” shall have the meaning assigned to such term in Section 2.6.

“Default” and “Event of Default” means those defaults and events of default, respectively, specified and defined in Article IX.

“Disbursing Agreement” means the Disbursing Agreement dated as of June 1, 1990, among Mesaba, the Bank, the Trustee and Commonwealth Land Title Insurance Company or an agent thereof.

“Effective Date” means the date of delivery of the Series 1990 Bonds at which time the Lease term begins, if not earlier begun.

“Facilities” means the design, acquisition, construction and installation of the airport facilities described in Exhibit A.

“Facilities Costs” shall be deemed to include all costs for the design, acquisition, construction, installation and financing of the Facilities, including, but not limited to obligations of the County or Mesaba on behalf of the County incurred for: (a) materials, machinery, furnishings and equipment and for labor and contractors, builders and materialmen in connection with the design, acquisition, construction and installation of the Facilities or any portion thereof; (b) the cost of contract bonds and of insurance of all kinds that may be required or necessary during the course of construction of the Facilities or any portion thereof which is not paid by the contractor or contractors or otherwise provided for; (c) architectural and engineering expenses for test borings, surveys, estimates, plans and specifications and preliminary investigations therefor, and for supervising construction, as well as for the performance of all other duties required for the proper construction of the Facilities or any portion thereof; (d) legal, accounting, financial and printing expenses and fees, compensation and expenses of the County, the Bank, the Trustee and the Placement Agent, and all other expenses incurred in connection with the acquisition of the Facilities or any portion thereof and the issuance of the Bonds; (e) all other costs which the County or Mesaba shall be required to pay, under the terms of any contract or contracts approved by the County, for the design, acquisition, construction and installation of the Facilities or any portion thereof; (f) fees and expenses incurred in connection with the issuance of the Letter of Credit; (g) the cost of a Title Insurance Policy and survey of the site of the Facilities; and (h) any sums required to reimburse the County or Mesaba for advances made by either of them for any of the above items, or for any other costs incurred and for work done by either of them which are properly chargeable to the Facilities.

“Facilities Purposes” means the use of the Facilities set forth in Section 2.3 of the Lease.

“Ground Lease” means the agreement dated as of June 1, 1990, as amended or extended, between the County and Mesaba by which Mesaba obtains the use of real property upon which the Facilities shall be constructed at the Airport.

“Improvements to the Facilities” means such additions (including real property), equipment, improvements, modifications or relocations as the County may approve and which Mesaba may deem necessary or desirable in, on, or to the Facilities, all of which shall be included in the Plans and Specifications and shall become part of the Facilities.

“Investment Income” shall have the meaning assigned to such term in the Ordinance.

“Lease” means this Special Facilities Lease, as amended from time to time.

“Letter of Credit” means a Letter of Credit providing for payment of the Series 1990 Bonds which Mesaba is obligated to deliver simultaneously with the delivery of Series 1990 Bonds substantially in the form attached to the Reimbursement Agreement.

“Mesaba” means Mesaba Aviation, Inc., a Minnesota corporation, and its successors and assigns.

“Net Revenues” means all revenues of the Facilities, including Special Facilities Charges and Investment Income, derived from the Facilities under the Lease, or under any successor contract or agreement, or the Letter of Credit, or from the Bond proceeds, after payment of Current Expenses.

“Notice of Intent Resolution” means the resolution adopted by the County Commission on January 18, 1990, which, inter alia, stated the intent of the County to issue the Series 1990 Bonds to finance the Facilities.

“Operating Year” means the operating year of the County; i.e., December 1 of each year to and including December 30 of the following calendar year.

“Operation and Maintenance Fund” shall have the meaning assigned to such term in Section 5.2A of the Ordinance.

“Ordinance” means Ordinance No. 322 adopted by the County Commission, authorizing issuance of the Bonds and supplemented in accordance with its terms.

“Outstanding Bonds” or “Bonds outstanding” shall mean all Bonds which have been authenticated and delivered by the Trustee under the ordinance, except:

(a)           Bonds canceled after purchase in the open market or because of payment at or redemption prior to maturity;

(b)           Bonds deemed paid under the Ordinance; or

(c)           Bonds in lieu of which other Bonds have been authenticated under this Ordinance.

“Placement Agent” shall have the meaning assigned to such term in the Ordinance.

“Plans and Specifications” means the drawings, plans and technical specifications relating to the design, installation and construction of the Facilities, as amended from time to time and prepared in sufficient detail to permit the County to approve the character, placement and appearance of the Facilities.

“Rebate Account” shall have the meaning assigned to such term in the Ordinance.

“Receiving Fund” shall have the meaning assigned to such term in the Ordinance.

“Redemption Price” means with respect to the Bonds, the principal amount of the Bonds to be redeemed, plus the applicable premium, if any, payable upon redemption (but excluding any Conditional Supplemental Premium) as set forth in the BOND FORM APPENDIX to the Ordinance.

“Reimbursement Agreement” means the Letter of Credit and Reimbursement Agreement dated as of June 1, 1990, between Mesaba and the Bank.

“Requisition Certificate” means the certificate referred to in Section 4.6, a form of which is attached as Exhibit B.

“Series 1990 Bonds” means the Charter County of Wayne (Michigan) Special Airport Facilities Revenue Bonds (Mesaba Aviation, Inc. Facilities), Series 1990.

“Special Facilities Charges” means the rental payments to be remitted directly to the Trustee and to the County pursuant to the Lease which shall be in an amount sufficient to pay Current Expenses and to ensure sufficient Net Revenues for timely payment of the principal or Redemption Price and interest on the Bonds, whether at maturity or redemption as the same become due, and any required deposits to make up deficiencies in the Reserve Account.

“Title Insurance Policy” shall be the Title Insurance Policy described in the Disbursing Agreement.

“Trustee” means the Trustee under the Ordinance, or any successor at any later time serving under the Ordinance.

1.2           Exhibits. Exhibits to the Lease consist of:

A             Description of the Facilities.

B             Requisition Certificate.

C             Completion Certificate.

ARTICLE II

THE LEASE AND SPECIAL FACILITIES CHARGES

2.1           Description. The County hereby leases to Mesaba, and Mesaba hereby leases from the County, the Facilities described in Exhibit A.

2.2           Term.  Mesaba shall have use of the Facilities for a term commencing upon the earliest of:  (1) the date Mesaba enters upon, with permission of the County, the site of the Facilities or any portion of them, for the use or construction thereof or for the installation of any equipment, facilities or improvements thereon or for any other purpose, or (2) the date the County or any of its agents enters upon the Facilities or the site of the Facilities, for the purpose of constructing or installing any part of the Facilities in accordance with a request from Mesaba, or (3) the Effective Date.

The Lease shall terminate June 1, 2010, unless cancelled earlier in accordance with its terms; provided, however, that Mesaba shall have the option to renew the Lease for a term of five (5) years at fair market value determined at the time of renewal; and provided further that in the event the Ground Lease shall for any reason terminate before the Bonds have been paid, (i) the Lease shall terminate simultaneously with the termination of the Ground Lease, (ii) the Bonds shall be subject to mandatory redemption as provided in the Ordinance, (iii) all Special Facilities Charges hereunder shall be accelerated and (iv) Mesaba shall forthwith pay all Special Facilities Charges due. The County shall give 60 days prior written notice to Mesaba of the termination date of the Lease and of the Special Facilities Charges for the renewal term. Mesaba shall notify the County in writing not less than 30 days prior to the termination date of Mesaba’s election to renew the Lease. In the event Mesaba shall fail to give such notice, the renewal option shall lapse.

2.3           Permitted Uses and Purposes. The Facilities may be used by Mesaba, subject to the rules and regulations of the County, in the conduct of its air transportation business generally, and specifically for aircraft maintenance, storage and employee training purposes and related activities reasonably necessary to the foregoing; provided, however, that the foregoing rights and uses granted Mesaba shall not be construed as authorizing the conduct of a separate business by Mesaba other than its air transportation business.

2.4           Special Facilities Charges. Mesaba shall pay Special Facilities Charges as rent and consideration for its lease rights to the Facilities, separate from and in addition to amounts paid under the Ground Lease. Special Facilities Charges shall be in an amount sufficient to pay Current Expenses, the principal of, Redemption Price and interest on the Bonds.

2.5           Manner of Payment and Amount of Special Facilities Charges. Special Facilities Charges shall be paid on the 1st day of each month (or the first Business Day thereafter if the 1st day of the month shall not be a Business Day) commencing July 1, 1990, by Mesaba in immediately available funds directly to the Trustee for deposit into the Receiving Fund or, in the case of Current Expenses, directly to the County. The Trustee shall disburse the Special Facilities Charges from the Receiving Fund as provided in the Ordinance. Monthly Special Facilities Charges shall be the total of:

(a)           Current Expenses for such month as scheduled in the County’s notice of Current Expenses pursuant to Section 2.6;

(b)           1/5 of the total amount of interest on the Bonds coming due on December 1, 1990, with credit for accrued interest received upon delivery of the Bonds, and any investment earnings on deposit in the Bond Fund, and, commencing December 1, 1990, 1/6 of the total amount of interest on the Bonds next coming due, with credit for any investment earnings on deposit in the Bond Fund;

(c)           1/35 of the principal due by maturity on the Bonds on June 1, 1993, and, commencing June 1, 1993, 1/12 of any principal due by maturity on the Bonds on the next succeeding June 1;

(d)           1/6 of any principal due by Mandatory Sinking Fund Redemption on the Bonds on the next succeeding June 1 or December 1; and

(e)           Less or with credit against such monthly Special Facilities Charges for moneys then in the Receiving Fund and creditable for the foregoing purposes, if any.

In addition to the monthly payment of Special Facilities Charges described above, Mesaba shall pay, as additional Special Facilities Charges and within 30 days from notification from the Trustee of any call for redemption of Bonds other than a Mandatory Sinking Fund Redemption, an amount equal to the Redemption Price, plus Conditional Supplemental Premium, if any, of all Bonds to be called. If on any Bond Payment Date the balance in the Letter of Credit Account of the Bond Fund is insufficient to make the required payments of principal, or Redemption Price and interest on the Bonds, Mesaba shall forthwith pay in immediately available funds any such deficiency to the Trustee for deposit into the Bond Fund. Any moneys on deposit (A) in the Bond Fund on any Bond Payment Date in excess of the amount required (i) for payment of amounts owing the Bank pursuant to the Reimbursement Agreement, (ii) for payment of principal of, Redemption Price (if any), plus Conditional Supplemental Premium, if any, and interest on Bonds matured or called for redemption or (iii) for past-due interest, or (B) in the Operation and Maintenance Fund for payment of Current Expenses, shall be held for credit to Mesaba’s Special Facilities Charges next due.

2.6           Notice of Current Expenses. At the commencement of the Lease and for the remainder of any Operating Year already commenced and 30 days prior to the commencement of each subsequent operating Year, the County shall notify Mesaba of estimated Current Expenses for each month of such remainder of the Operating Year or subsequent Operating Year. Current Expenses shall include the following and items of a similar nature:

(i)            Expenses of the County and its accountants in keeping proper books of record and account for all dealings, transactions, income and disbursements, with respect to the Facilities and the Bonds; and

(ii)           Maintenance, utilities and insurance costs incurred by the County respecting the Facilities.

During an Operating Year the County may notify Mesaba that the projected Current Expenses payments are or were insufficient to meet actual Current Expenses. Within 30 days of receipt of such notice Mesaba shall pay any deficit of Current Expenses accrued, and subsequent monthly payments of Special Facilities Charges shall be increased by the amount necessary to meet revised estimated Current Expenses.

Within 60 days following the end of each Operating Year, the County shall submit a statement of actual Current Expenses incurred during the preceding Operating Year. To the extent that actual Current Expenses were less than amounts paid as Current Expenses, the next following monthly payments of Current Expenses shall be reduced. Mesaba may request details of such estimated or actual Current Expenses, and in the event of disagreement as to the basis for, or the amounts of such estimated or actual Current Expenses, such disagreement may be submitted for arbitration; provided, however, the County’s good faith determinations (i) that it is responsible for maintenance, insurance, or utilities, respectively, and (ii) that the cost of such maintenance, insurance, or utilities, respectively, is not otherwise reimbursed to it and is owing to it as part of Current Expenses shall be conclusive.

2.7           Prepayment. Mesaba may at any time prepay all or any part of the Special Facilities Charges. Prepayment of such Special Facilities Charges shall not in any way alter or suspend any obligations of Mesaba under the Lease except to the extent the same results in a credit against Special Facilities Charges because of prepayment and retirement of Bonds in accordance with the Ordinance.

ARTICLE III

FINANCING THE FACILITIES

3.1           Issuance of Series 1990 Bonds. The County agrees to use its best efforts to procure or cause to be procured financing to cover the cost of the design, acquisition, construction and installation of the Facilities, by the issuance of the Series 1990 Bonds, secured by the Net Revenues. Mesaba unconditionally agrees to pay the Special Facilities Charges at the times and in the manner set forth in Article II, and agrees further at all times to cause to be maintained the Letter of Credit in support of Mesaba’s payment obligations with respect to the Series 1990 Bonds. It is understood that payment of the Bonds will in no event be an obligation of the County, and will in no event involve the credit or general funds of the County or the Airport or the taxing power of the County. If for any reason the Ground Lease is not executed and delivered by the County or the Series 1990 Bonds are not authorized and issued by the County, then this Lease shall be void and of no effect.

3.2           Series 1990 Bond Details. The principal amount of the Series 1990 Bonds shall be $3,630,000 which amount, together with additional moneys contributed by Mesaba, Mesaba and its architects and engineers estimate to be sufficient to pay the cost of the Facilities, including bond issuance costs, debt service reserves, and other incidental costs permitted by law. The Bonds will mature over a period of 15 years with serial and term maturities within the limitations specified in Act 94, the first of which shall become due by maturity or Mandatory Sinking Fund

Redemption not later than June 1, 1993, and shall bear interest at such rate or rates as shall be specified in the Ordinance.

3.3           Insufficiency of Series 1990 Bond Proceeds. The County makes no warranty, either express or implied, and offers no assurances that the proceeds derived from the sale of the Series 1990 Bonds will be sufficient to pay the entire Facilities Costs, and the County shall not be liable to Mesaba if for any reason the Facilities are not completed. In the event moneys in the Construction Fund are insufficient to pay the entire Facilities Costs, Mesaba shall complete the Facilities and pay Facilities Costs in excess of the amount available in the Construction Fund. Mesaba shall not, by reason of the payment of any portion of Facilities Costs, be entitled to any reimbursement from the County, the Trustee or any holders of the Bonds in respect thereof or to any diminution or abatement of Special Facilities Charges. If the Facilities are not completed, Mesaba shall nevertheless be unconditionally obligated to pay the total Special Facilities Charges required to be paid pursuant to Article II of the Lease and shall be responsible for all other obligations imposed by the terms hereof upon Mesaba, it being the intention that all risk of failure to complete the Facilities or any of them shall be assumed by Mesaba and not by the County or by the Bondholders.

3.4           Additional Bonds.  Notwithstanding anything contained in this Section or elsewhere in the Lease the County may but shall not be obligated to issue such Additional Bonds or series of Bonds as may be necessary to pay any one or more of the following costs: (a) for completing the Facilities; (b) for constructing or acquiring Improvements to the Facilities; (c) for funding reserves; (d) for refunding of all or any part of the Series 1990 Bonds; and (e) for payment of the costs of issuance and sale of the Additional Bonds and capitalized interest for such period and other costs reasonably related to the financing as shall be agreed upon by Mesaba and the County; provided, however, that the County and the Trustee shall be furnished with an opinion of Bond Counsel that the issuance of Additional Bonds and the expenditure of proceeds from the sale thereof is permitted by Act No. 94 and the Ordinance and will not impair the exclusion of interest on the Series 1990 Bonds from gross income for federal income tax purposes. Prior to the issuance of any Additional Bonds, their terms, the purchase price to be paid therefor and the manner in which the proceeds are to be disbursed, shall be approved in writing by the Bank (if the Letter of Credit or Alternate Letter of Credit is then in effect), the County and Mesaba, and Mesaba and the County shall have entered into an amendment to the Lease, if necessary, to provide for Special Facilities Charges in an amount at least sufficient to pay Current Expenses and the principal of, redemption price (if any) and interest on the Additional Bonds when due.

Nothing contained in this Article or the Lease shall be construed in such way as to prevent similar financing of additional capital improvements and facilities which may be constructed in the future at the Airport for lease to and use by Mesaba, but the Special Facilities Charges shall not be pledged as security for any bonds or obligations (other than Additional Bonds) issued for such purpose.

3.5           Use of Surplus Bond Proceeds. As soon as practicable and in any event within 60 days from the date of delivery of the Completion Certificate, any balance remaining in the Construction Fund described in the Ordinance (other than the amounts retained by the Trustee for payment of any Facilities Costs not then due and payable, any amounts deemed necessary by the Trustee to pay costs of any litigation arising from construction of the Facilities, or amounts being contested by Mesaba), herein called “Surplus Bond Proceeds,” shall be deposited in the

Bond Fund, or applied as set forth below for Improvements to the Facilities, as Mesaba shall in writing direct the Trustee with the written consent of the Bank, and Mesaba shall simultaneously advise the County of such direction to the Trustee.

If Mesaba shall elect to use Surplus Bond Proceeds to acquire Improvements to the Facilities, such Surplus Bond Proceeds shall remain in the Construction Fund and be disbursed to pay the cost of acquiring, constructing and installing such Improvements to the Facilities in the same manner as payments from the Construction Fund; provided that (i) the use of Surplus Bond Proceeds for the Improvements to the Facility shall be approved by the County, the Michigan Department of Treasury to the extent such approval may be required, and Bond Counsel; (ii) such Surplus Bond Improvements to the Facilities shall consist of airport facilities as permitted by the Code and the Aeronautics Code; and (iii) Mesaba shall diligently proceed to acquire, construct and install such Improvements to the Facilities and expend therefor all Surplus Bond Proceeds within three years from the date of issuance of the Bonds from which such Surplus Bond Proceeds are derived. To the extent that the Surplus Bond Proceeds exceed the cost of acquiring, installing and constructing such Improvements to the Facilities, or in the event Mesaba elects not to, or is unable to, use the Surplus Bond Proceeds to acquire such Improvements to the Facilities, the Surplus Bond Proceeds and the investment income thereon shall be applied, to the extent thereof, (i) to the principal payments next coming due on the Bonds or, (ii) at Mesaba s option, exercised by direction given to the Trustee in writing, and if otherwise permitted under the terms of the Bonds, to redeem in accordance with the optional redemption provisions set forth in the BOND FORM APPENDIX attached to the Ordinance at the earliest possible time such portion of the Bonds which, together with the applicable redemption premium, equals the amount of the Surplus Bond Proceeds and the investment income thereon.

In no event shall Surplus Bond Proceeds or the investment income thereon be used to pay interest on the Bonds.

ARTICLE IV

CONSTRUCTION OF FACILITIES;

APPLICATION OF BOND PROCEEDS

4.1           Mesaba Obligation to Construct Facilities. Mesaba shall construct or cause to be constructed the Facilities, using to the extent sufficient therefor the net proceeds derived from the issuance and sale of the Bonds, other moneys in the Construction Fund and additional funds provided by Mesaba. Mesaba shall promptly complete the Facilities substantially in accordance with the Plans and Specifications.

4.2           Consulting Engineer; Duties. The Consulting Engineer shall develop the Plans and Specifications, obtain County Approval thereof, and supervise the construction of the Facilities in accordance with the Plans and Specifications and the design and contracting procedures specified in Section 4.4. The Consulting Engineer shall approve all Requisition Certificates submitted to the Trustee and shall, by such approval, certify that the representations made therein are accurate.

4.3           Mesaba Contracting and Construction Responsibilities. Mesaba shall promptly undertake, at its sole cost and expense but on behalf of the County, the acquisition, construction and installation of the Facilities in accordance with the Plans and Specifications and the design and construction procedures set forth in Section 4.4. Mesaba shall negotiate and award construction contracts subject to County approval, and shall supervise, manage and be responsible for the acquisition, construction and installation of the Facilities through completion.

4.4           Design and Construction Procedures; Construction Contracts and Sub-Contracts. The design and construction of the Facilities will be in accordance with procedures and standards established or approved by the County for projects of similar scope at the Airport. Each contract package shall be completed or caused to be completed by Mesaba to a level of detail satisfactory to the County. Construction contracts and sub-contracts shall include provisions (i) requiring the contractor or sub-contractor to observe the same non-discriminatory policy and affirmative action practices agreed upon by Mesaba under Section 7.10 of the Lease, (ii) providing that the contractor agrees to have no right to place a lien upon any property, real or personal, of the County or the Airport and covenants to place no such lien, and further agrees that nothing in any such contract could impose any obligation, liability or duty upon the County or the Airport, and (iii) requiring that each contractor include in its subcontract provisions such as those required under subparagraphs (i) and (ii).

4.5           Submission and Approval of Plans and Contracts; Construction Inspection. Mesaba shall not enter into any construction contracts until Plans and Specifications therefor have been submitted and received County Approval and shall not proceed with construction until contracts and sub-contracts therefor have been submitted and received County Approval and until a construction permit is issued by the County and until any other required building or construction permit has been issued. The County shall approve or disapprove Plans and Specification or construction contracts within 21 days of submission by Mesaba.

Mesaba shall be permitted to alter, modify or expand the Facilities in such manner and to such degree as necessary to satisfy Mesaba’s requirements provided such work does not interfere with the County’s proposed Airport expansion plans and provided that prior to commencement of any such work, Mesaba shall submit plans and specifications and contracts for County Approval and permits in the same fashion as prescribed for the initial construction.

Mesaba shall submit to the County periodically upon request updated construction contracts and sub-contracts, together with the anticipated dates of completion of each such contract or sub-contract, in such detail as the County may reasonably require.

The County shall have the right to inspect the construction of the Facilities to insure that the elements which comprise the Facilities are constructed and installed in conformity with approved Plans and Specifications and all amendments thereto. Mesaba agrees that, subject to reasonable security and safety regulations and reasonable notice, the County and the Trustee, or their agents, shall have the right to enter the Facilities and to examine all records and reports prepared with respect to the Facilities.

4.6           Disbursements from Construction Fund. The Trustee is authorized under the Ordinance to make disbursements from the Construction Fund to pay Facilities Costs in accordance with the terms and provisions of the Disbursing Agreement upon receipt of a Requisition Certificate signed by an Authorized Representative of Mesaba, approved by the Consulting Engineer and the Bank, with a copy to the County, substantially similar to the form appended as Exhibit B.

Upon a Mandatory Redemption of the Bonds by reason of failure of Mesaba to provide and cause to remain in effect the Letter of Credit, the County shall require that funds in the Construction Fund be transferred to the Bond Fund to be used as provided in the Ordinance.

4.7           County Rights to Stop or Alter Construction. If construction or installation of the Facilities is not proceeding or has not been completed in substantial accordance with the Plans and Specifications as approved by the County, or if any variations adversely affect the County’s operation of the Airport, or materially fail to conform to the County’s requirements for Airport facilities, the County may suspend construction and, by written notice to Mesaba with a copy to the Bank, demand that Mesaba make appropriate changes in the construction or installation, and Mesaba shall forthwith undertake the changes requested; provided, however, that if Mesaba shall have failed to commence and make material progress in implementing the changes requested within 60 days of the date of such demand, the County shall have the right to enter upon the premises involved and effect such changes, charging Mesaba the costs and expenses thereof. Mesaba agrees hereby to pay all such charges upon demand.

4.8           Completion of Construction. When the Facilities, or any portion of them subject to the same construction contract package, have been substantially completed and are ready for occupancy by Mesaba, Mesaba shall deliver to the County a complete set of as-built construction drawings. When all Facilities have been substantially completed and are ready for occupancy by Mesaba, Mesaba shall deliver the Completion Certificate executed by an Authorized Representative of Mesaba and approved by the Consulting Engineer, together with any other certificate or permit which may be required by the County or any federal, state or local government or agency as a condition to the occupancy of the Facilities. Title to all components of the Facilities, including all alterations, modifications and enlargements thereto, acquired, constructed or installed by Mesaba shall vest in the County.

4.9           Building Permits and Performance Bond. Mesaba shall, at its sole cost and expense, procure or cause to be procured, prior to and subsequent to construction as applicable, any and all necessary building permits, other permits, licenses and other authorizations required for the lawful and proper construction, use, occupancy, operation and management of the Facilities.

Prior to construction of any portion of the Facilities, Mesaba shall obtain or cause to be obtained one of the following alternatives: (i) a performance bond and a labor and material payment bond, naming the County and the Bank as co-payees, issued by a surety company acceptable to the County, each of which shall be in a penal sum equal to the amount of any general contract or of any subcontract greater than $5,000 or (ii) a letter of credit or similar performance guaranty satisfactory to the County.

ARTICLE V

MAINTENANCE, REPAIR AND OPERATION

Section 5.1             Maintenance. Mesaba shall keep and maintain the Facilities in good condition and repair, reasonable wear and tear excepted. Mesaba further shall keep the Facilities in a sanitary and sightly condition, and shall provide all necessary janitor services and maintenance with respect thereto. In the event Mesaba, in the County’s judgment, fails to so maintain the Facilities, the County may undertake such maintenance, and any County expenses and costs for providing maintenance to the Facilities shall be reimbursed as part of the Special

Facilities Charges paid by Mesaba. Such expenses or costs shall be determined by the County and paid by Mesaba in the manner set forth in Section 2.6.

5.2           Common Access Avenues. The County shall keep the avenues of ingress and egress to and from the Facilities, including common taxiways, roadways, walkways and loading areas as free from obstruction as may be reasonably necessary for the safe, convenient and proper use of the Facilities by Mesaba; provided, however, that the County may from time to time close, temporarily or permanently, one or more such avenues of ingress and egress for purposes of repair, reconstruction or to permit new construction and, so long as the County shall have provided reasonably equivalent alternate means of ingress and egress, Mesaba shall have no claim as a result of such closure.

5.3           Utility Services. Mesaba shall bring or cause to be brought to the Facilities by arrangement with appropriate utility companies or suppliers, adequate electricity, gas, water, sewerage and telephone facilities for Mesaba’s use and shall be responsible for all necessary evacuation, construction, and all mains, pipes, conduits, cables, wiring, sewers and other equipment required to so provide such services in a manner adequate to supply Mesaba’s reasonable needs therefor under conditions from time to time prevailing, and Mesaba, without expense to the County, shall have the right to make connections thereto and therewith. Without limiting the generality of the foregoing, in providing water facilities Mesaba shall provide pipes and mains adequate in size and quality to supply water in sufficient quantity for such sprinkler systems as have been or may be required to be installed in the Facilities.

5.4           Insurance. (a) Hazard Insurance. Mesaba will continuously insure the Facilities against such risks as are customarily insured against by airports or airlines for property of similar size and character, including, but not limited to loss or damage by fire, with standard extended coverage, vandalism and malicious mischief endorsements. Such insurance for loss or damage to the Facilities shall be at all times in an amount equal to the full insurable value of the Facilities. Such insurance policies shall name Mesaba and the Bank so long as the Bank has an interest in the Facilities, and thereafter the County and the Trustee, as insureds as their interests may appear; provided, however, that all claims on such insurance may be adjusted by Mesaba only with the insurers, subject to approval of the County, and all insurance proceeds for loss or damage to the Facilities shall be payable to the Bank, so long as the Bank has an interest in the Facilities, and thereafter to the Trustee.

(b)           Public Liability Insurance. During the term of the Lease, Mesaba will continuously carry public liability insurance with reference to the Facilities, in the minimum amount of $2,000,000 for bodily injury or death per occurrence and in the minimum amount of $2,000,000 for property damage per occurrence. The County and Trustee shall be named additional insureds under such public liability insurance policies.

(c)           Builder’s Risk Insurance. During the term of construction of the Facilities, Mesaba will continuously carry or cause to be carried builder’s risk insurance to the extent of the full insurable value of the Facilities (including items of labor and materials connected therewith whether in or adjacent to the structures insured; materials in place, or to be used as part of the permanent construction, including surplus materials, shanties, protective fences, bridges or temporary structures; miscellaneous materials and supplies incident to the work; and such scaffolding, stages, towers, forms and equipment as are not owned or rented by the contractor, the cost of which is included in the Facilities Cost) against loss or damage by fire, with standard extended coverage, vandalism and malicious mischief endorsements.

(d)           County Reimbursement. Any expenses or costs incurred by the County in providing insurance to the Facilities, which expenses or costs are not otherwise reimbursed to the County by Mesaba shall be reimbursed as part of Special Facilities Charges paid by Mesaba. Such expenses or costs shall be determined by the County and paid by Mesaba in the manner set forth in Section 2.6 hereof.

(e)           Certificates of Insurance. All insurance policies required under this Section shall be with insurance companies qualified under the laws of the State of Michigan to assume the risks undertaken and may be written with deductible amounts, co-insurance features and exceptions and exclusions comparable to those in similar policies carried by other airport operators or airlines engaged in activities similar in size, character and other respects to those in which Mesaba and the County are engaged, provided that public liability insurance policies shall be written with a deductible clause not in excess of $100,000. Mesaba and the County shall deposit with the Trustee, and Mesaba shall deposit with the County, a certificate or certificates of the respective insurers in form satisfactory to the Trustee attesting the fact that the required insurance is in force and effect. Mesaba shall, upon request of the County, the Bank or the Trustee, furnish copies to the County, the Bank and the Trustee of binders evidencing the insurance required hereunder. Such insurance policies shall contain a provision that they are noncancelable by the insurer except upon 30 days prior written notice to Mesaba, the Trustee and the County. At least 30 days prior to the expiration or cancellation of any such policy, Mesaba will furnish or cause to be furnished to the Trustee and the County, as applicable, satisfactory evidence that such policy has been renewed or replaced by another policy of a type generally available by other airports or that such insurance is not commercially available. In lieu of the separate insurance policies above provided, such insurance may be in the form of a blanket insurance policy or policies which cover not only the Facilities, but other properties owned or leased by Mesaba, which policies may contain other named insureds and comparable deductible amounts, co-insurance features and exceptions and exclusions, to those outlined above.

5.5           Taxes. During the term of the Lease, Mesaba agrees to pay:

(a)           All personal property taxes and assessments and all license fees applicable to its activities, or other charges which are legally levied or assessed on personal property which is part of or situated on the Facilities;

(b)           Any tax or assessment determined to be properly payable by Mesaba under Act 189 of the Public Acts of 1953, as amended (or similar or successor statute), for the lease or use of the Facilities; and

(c)           All sales or use taxes and assessments, license fees or other charges of any nature, without exception, legally levied or assessed arising out of the activities conducted on or the occupancy of the Facilities.

Mesaba shall pursue, at its expense and with due diligence, any exception taken by it to any of the aforementioned taxes or assessments, and the County shall in no event bear responsibility for such taxes or assessments.

5.6           Right of Ingress and Egress. Subject to the reasonable rules and regulations promulgated by the County, Mesaba shall have the right and privilege of ingress to and egress from the Facilities for its employees, agents, passengers, guests, patrons and invitees, its or their suppliers of materials and furnishers of service, its or their aircraft, equipment, vehicles, machinery and other property, and except as herein otherwise specifically provided, no charges, fees or tolls of any nature, direct or indirect, shall be imposed by the County upon Mesaba, its employees, agents, passengers, guests, patrons and invitees, its or their suppliers of materials and furnishers of service, for such right of ingress and egress, or for the privilege of purchasing, selling or using any materials or services purchased or otherwise obtained by Mesaba, or transporting, loading, unloading or handling persons, property, cargo, or mail in connection with Mesaba’s business or exercising any right or privilege granted by the County hereunder. The provisions of this Section 5.6 are not intended to change any of the charges, landing fees, fees and tolls presently assessed by the County for such rights of ingress and egress, if any.

5.7           County Access to Facilities. The County may enter upon the Facilities, or any portion of them, although leased exclusively to Mesaba hereunder, at any time for any purpose necessary, incidental to or connected with the performance in the County’s reasonable discretion of its obligations hereunder, in the exercise of its governmental functions, or in the event of any emergency.

5.8           Conduct of Operations of the Facilities. In its use of the Facilities, Mesaba hereby obligates itself to the following requirements and regulations:

(a)           Mesaba shall not consent to any unlawful use of the Facilities, nor permit any such unlawful use thereof.

(b)           All Mesaba employees shall have, as required, proper and effective federal and state certificates or licenses covering their individual and particular functions.

(c)           All local, federal and state ordinances and laws will be observed, including the rules and regulations of the federal and state aeronautical authorities and all local governing authorities, including those of the County.

(d)           The operations of Mesaba, its employees, invitees and those doing business with it, and the manner in which the goods, services and facilities are supplied to the Facilities, shall be conducted in an orderly and proper manner and according to the standards established by the County and so as not to annoy, disturb or be offensive to others at the Airport. The County shall have the right to complain to Mesaba as to the demeanor, conduct and appearance of Mesaba’s employees, invitees, and those doing business with it, whereupon Mesaba will take all steps necessary to remove the cause of the complaint and bring its operations and services into compliance with such standards.

(e)           All rules and regulations of the State Fire Marshall shall be complied with by Mesaba in the conduct of its operations at the Airport.

(f)            Unless there shall be County approval, Mesaba shall not use or permit to be used all or any part of the Facilities for the sale to its employees or to the public of any beverages, food, candy, gum, ice cream or ice products, tobacco or tobacco products, periodicals, books, drugs, toys, games, souvenirs, jewelry, novelties, clothing, flowers, sporting or photographic goods or toilet articles, or other like merchandise, or for furnishing for a consideration, theatre tickets, shoe shines, pressing and cleaning (except of its employees’ uniforms), developing and printing of photographs and films, checked baggage services, or for the display of advertising of third parties, or for the installation of any coin-operated machines or devices; except sales to employees on a non-profit basis in areas from which the general public is barred, which shall be permitted.

(g)           In the event that Mesaba fails to perform, for a period of 30 days after written notice from the County to do so, any obligation required by this Article to be performed by Mesaba at Mesaba’s cost, the County may, but shall not be obligated to, enter upon the premises involved and perform such obligation of Mesaba, charging Mesaba the reasonable cost and expense thereof, and Mesaba agrees to pay the County such charge in addition to the Special Facilities Charges; provided, however, that if Mesaba’s failure to perform any such obligation adversely affects, or endangers the health or safety of the public or of employees of the County, and if the County so states in its notice to Mesaba, the County may, but shall not be obligated to, perform such obligation of Mesaba at any time after giving such notice and without awaiting the expiration of 30 days, and charge to Mesaba, and Mesaba shall pay, as aforesaid, the reasonable cost and expense of such performance. If the County shall perform any of Mesaba’s obligations under the Lease in accordance with the provisions of this section, the County shall not be liable to Mesaba for any loss of revenue to Mesaba resulting from such performance.

ARTICLE VI

DAMAGE OR CONDEMNATION OF FACILITIES

6.1           Repair and Replacement after Damage or Destruction. Notwithstanding the provisions as to maintenance, repair and operation of the Facilities by Mesaba, if the Facilities shall be partially damaged or totally destroyed by fire, the elements, the public enemy or other casualty covered by fire and extended coverage insurance, the Facilities damaged or destroyed shall be repaired or replaced with due diligence by Mesaba; provided, however, that in making such repair or replacement, Mesaba may make changes in the Plans and Specifications of the portion of the Facilities to be repaired or replaced, so long as the condition, character and value of the Facilities after such repair or replacement has been made is the same or greater than the value of the Facilities as they existed immediately prior to the damage and, provided, further, that any change from the original Plans and Specifications shall be subject to County approval, in the same manner in which the original Plans and Specifications were submitted and considered for approval.

In the making of the repair and replacement herein contemplated, the proceeds of insurance covering the Facilities shall be paid to the Bank, so long as the Bank has an interest in the Facilities, and thereafter to the Trustee, and made available to Mesaba; however, Mesaba’s obligation to repair or restore shall not be limited to the amount of such proceeds made available to it, and if the proceeds of such insurance are insufficient to repair or replace the Facilities, Mesaba shall nevertheless make such repair or replacement and shall pay any deficiency in insurance proceeds. If the proceeds of insurance are in excess of the amount necessary to repair or replace the damaged Facilities, the excess shall be applied to the redemption of Bonds.

Following any damage or destruction to the Facilities or any portion of them and before any permitted redemption of the Bonds, Mesaba’s obligation to pay Special Facilities Charges shall continue unabated.

6.2           Election to Prepay Special Facilities Charges. As an alternative to repairing or replacing the Facilities damaged or destroyed and required to be repaired or replaced by Mesaba, Mesaba may, within 90 days of any damage or destruction, notify the Trustee and the County in writing of its election to prepay the Special Facilities Charges as provided in the BOND FORM APPENDIX attached to the Ordinance under the heading Extraordinary Optional Redemption. Such election to prepay all or any part of the Special Facilities Charges is subject to County approval, which shall not be unreasonably withheld, releasing Mesaba from its obligation to repair or replace the Facilities.

6.3           Condemnation. Upon the acquisition by condemnation or the exercise of the power of eminent domain under any federal or state statute by the United States, the State of Michigan, or any federal or state agency or any other person vested with such power, of a temporary or permanent interest in all or any part of the Airport, including without limitation, the Facilities, there shall be no diminution or postponement of the Special Facilities Charges; however any net proceeds received from the settlement of, or award made in, any condemnation or eminent domain proceedings shall be paid to the Bank, so long as the Bank has an interest in the Facilities, and thereafter to the Trustee, (i) to be applied for partial redemption of the Bonds and thereby may result in a reduction of Special Facilities Charges or (ii) if there has been a draw on the Letter of Credit or Alternate Letter of Credit to fund an Extraordinary Optional Redemption of the Series 1990 Bonds, to the Bank to the extent of such draw.

The County and Mesaba each shall have the right to appear and file a claim for damages, to the extent of each’s respective interest, in the condemnation or eminent domain proceeding, to participate in any and all hearings, trials and appeals therein; provided, however that all costs and expenses for such proceedings shall be paid by Mesaba. The County and Mesaba shall cooperate with the other in the conduct and defense of any condemnation or eminent domain proceeding, and neither the County nor Mesaba shall settle any such proceeding without the consent of the other. This section shall not be construed to limit the County’s power of eminent domain.

ARTICLE VII

MESABA REPRESENTATIONS, WARRANTIES AND COVENANTS

7.1           Mesaba’s Representations. Mesaba makes the following representations and warranties as of the effective date hereof for the benefit and reliance of the County and the Trustee:

(a)           Mesaba is a corporation duly organized, existing and in good standing under the laws of the State of Minnesota and is duly qualified to do business and is in good standing in the State of Michigan and in every state in which its business requires qualification in such state.

(b)           The execution and delivery of the Lease, the Ground Lease, the consummation of the transactions contemplated thereby and the fulfillment of and compliance with the terms and conditions of the Lease and the Ground Lease are within its corporate powers, have been duly authorized and are not in contravention of law or the terms of its Articles of Incorporation or Bylaws and will not violate any provision of law, any order of any court or other agency of government, or any court order, indenture, agreement or other instrument or restriction to which Mesaba is now a party or by which it or any of its properties or assets is bound, or be in conflict with, result in a breach of or constitute a default (with due notice or the passage of time or both) under any such indenture, agreement, or other instrument or restriction.

(c)           The Lease and the Ground Lease are valid and binding obligations of Mesaba enforceable in accordance with their terms.

(d)           No binding contracts or commitments payable from the Construction Fund were entered into by Mesaba relative to the acquisition, design, construction, furnishing and equipping of the Facilities prior to the date of the Notice of Intent Resolution.

(e)           Mesaba intends to occupy the Facilities or cause the Facilities to be occupied and to operate them or cause them to be operated at all times during the term of the Lease for Facilities Purposes and does not know of any reason why the Facilities will not be so used by it in the absence of supervening circumstances not now anticipated by it or beyond its control.

(f)            The Facilities will be constructed in such manner as to conform with all applicable zoning, planning, building and other regulations of governmental authorities having jurisdiction of the Facilities, all necessary utilities are or will be available to the Facilities, and Mesaba has obtained or will obtain all requisite zoning, planning, building, environmental and other permits necessary for the operation of the Facilities for Facilities Purposes, and additional permits necessary for the use of the Facilities are expected to be obtained upon application at the appropriate times.

(g)           The Facilities are located entirely within the jurisdictional. or territorial boundaries of the County.

(h)           No litigation or governmental proceeding is pending or, to the knowledge of Mesaba, threatened against Mesaba which could have a material adverse effect on its financial condition or business, or its power to borrow money or pay the Special Facilities Charges.

(i)            All of Mesaba’s representations, covenants and warranties contained in Mesaba’s Non-Arbitrage and Tax Compliance Certificate dated the date of delivery of the Series 1990 Bonds, are true, accurate and complete, and said Non-Arbitrage and Tax Compliance Certificate is incorporated herein by reference as if its provisions were set forth in full. Mesaba covenants to take no action (or refrain from taking any action) which would cause a breach of any of the provisions of said Non-Arbitrage and Tax Compliance Certificate.

7.2           Compliance with Laws. Mesaba shall, at no expense to the County, promptly comply or cause compliance with all legal requirements of duly constituted public authorities which may be applicable to the Facilities or to the repair and alteration thereof, or to the use or manner of use of the Facilities. Notwithstanding the foregoing, Mesaba may exercise its rights to contest the legality of any such legal requirement as applied to the Facilities. The foregoing shall not constitute a waiver by the County of any civil or criminal remedies otherwise available to the County against Mesaba.

7.3           Mesaba Maintenance of Existence. Mesaba agrees that throughout the term of this Lease it shall maintain its corporate existence and shall not merge or consolidate with any other corporation and shall not transfer or convey all or substantially all of its property, assets and licenses, except as otherwise provided in the Reimbursement Agreement.

Mesaba warrants (i) that it is and throughout the term hereof it will continue to be qualified to do business in the State of Michigan, and (ii) that if it elects to consolidate with, merge into or transfer all or substantially all of its assets to another corporation in accordance with this Section, and such other corporation is not organized under the laws of the State of Michigan, Mesaba, as a condition of such consolidation, merger or transfer of assets, shall cause such other corporation to qualify to do business as a foreign corporation in the State of Michigan and to remain so qualified continuously during the term hereof.

7.4           General Limitations with Respect to Non-Impairment of Tax-Exempt Status of the Bonds. Notwithstanding any other provisions of this Lease or any rights of Mesaba under the Ground Lease, Mesaba shall not take or permit to be taken by its agents or assigns any action which, or fail to take any reasonable action the omission of which, would

(i)                                     impair the exclusion of interest on the Bonds from gross income for Federal income tax purposes; or

(ii)           affect the validity of the Bonds under Act 94 or Act 327; or

(iii)          materially alter the scope, character, value, operation or utility of the Facilities.

The County or the Trustee, upon notification of action to be taken by Mesaba or prior to taking any action requested by Mesaba under the Lease, may require, at the expense of Mesaba, an opinion of Bond Counsel or the Consulting Engineer in writing with respect to compliance with the foregoing general limitations.

7.5           County Fees and Expenses. Mesaba shall pay all issuance costs and other out-of-pocket costs and expenses of the County incidental to the performance of its obligations under the Ordinance and the Lease and with respect to its authorization, sale and delivery of the Bonds, including bond counsel fees, or other fees and expenses incurred by the County in enforcing the provisions of the Lease or the Ordinance.

7.6           Trustee Fees and Expenses. Mesaba shall pay reasonable compensation to the Trustee for its services as Trustee in connection with the Bonds, the duties and services of the Trustee being set out in the Ordinance, and Mesaba will pay the Trustee, in addition, all reasonable counsel fees, taxes and other expenses necessarily incurred in performing its duties. Mesaba shall also pay reasonable compensation to any alternate paying agent or agents for the Bonds. All such payments shall be made as statements are rendered by the Trustee and shall be paid directly by Mesaba, except to the extent expenses of the Trustee incurred in connection with the issuance of the Bonds are paid from proceeds of sale of the Bonds.

7.7           Mesaba’s Obligations Unconditional. The obligation of Mesaba to pay Special Facilities Charges and to perform its other agreements and obligations hereunder shall be absolute and unconditional and shall not be subject to any diminution by right of set-off, counterclaim, recoupment or otherwise. During the term hereof, Mesaba (i) shall not suspend or discontinue its payment of Special Facilities Charges, (ii) shall perform and observe all of its other obligations contained herein, in the Ground Lease and (iii) except as explicitly permitted herein, shall not terminate the Lease or the Ground Lease, respectively, for any cause including, without limiting the generality of the foregoing, defect in title to all or any part of the Facilities, failure to complete all or any part of the Facilities, any acts or circumstances that may constitute failure of consideration, eviction or constructive eviction, destruction or damage to or condemnation of all or any part of the Facilities, commercial frustration of purpose, any change in the tax or other law by the United States of America or the State of Michigan or any political subdivision of either, or any failure of the County to perform and observe any obligation or condition arising out of or connected with the Lease.

7.8           Mesaba Bound by Ordinance. The Ordinance has been submitted to Mesaba for examination, and Mesaba, by execution of the Lease, acknowledges that the Special Facilities Charges are intended to produce Net Revenues sufficient to pay principal of, Redemption Price and interest on the Bonds. Mesaba consents to the pledge by the County to the Trustee of the Net Revenues and certain funds and accounts specified in the Ordinance as security for the Bonds. Mesaba acknowledges and agrees that it has participated in the drafting of the Ordinance, that it has approved the Ordinance, that it is bound by and shall have the rights set forth by the terms and conditions thereof and covenants and agrees to perform all obligations required of it pursuant to the terms of the Ordinance. The County acknowledges and agrees to follow Mesaba’s directions with respect to Bond redemptions and other matters as provided in, and in accordance with the terms and conditions of, the Ordinance.

7.9           Investments; Arbitrage Covenant. Moneys held as part of the Bond Fund or the Construction Fund shall be invested, reinvested or applied by the Trustee in accordance with and subject to the conditions in the Ordinance. To the extent the County or Mesaba have control of such funds, Mesaba and the County shall make no use of funds deemed to be proceeds of the Bonds (“Bond proceeds”), or any funds which may be deemed to be Bond proceeds pursuant to Section 148 of the Code and the applicable regulations thereunder, which could cause the Bonds to be “arbitrage bonds” within the meaning of such Section and such regulations, and the County and Mesaba shall comply with the requirements of such Section and such regulations throughout the term of the Bonds. Mesaba shall execute and be bound by the terms of a Non-Arbitrage and Tax Compliance Certificate in form and substance satisfactory to Bond Counsel to be delivered as a condition of the closing on the Bonds.

7.10         Non-Discrimination. Mesaba, for itself, its personal representatives, successors in interest, and assigns, covenants that (1) no person, on the grounds of race, creed, color, national origin, or sex, shall be excluded from participation in, denied the benefits of, or be otherwise subjected to discrimination in the use of the Facilities; (2) that in the construction of the Facilities and the furnishing of services on the Facilities, no person, on the grounds of race, creed, color, national origin, or sex, shall be excluded from participation in, denied the benefits of, or otherwise be subjected to discrimination; (3) that Mesaba shall use the Facilities in compliance with all other requirements imposed by or pursuant to Title 49, Code of Federal Regulations, Department of Transportation, Subtitle A, Office of the Secretary, Part 21, Non-Discrimination in Federally-Assisted Programs of the Department of Transportation-Effectuation of Title VI of the Civil Rights Act of 1964, and as said Regulations may be amended.

Mesaba covenants that it will undertake and maintain an affirmative action program, as required by 14 CFR, Part 152, Subpart E, to insure that no person shall, on the grounds of race, creed, color, sex or national origin, be excluded from participating in any employment activities covered in 14 CFR, Part 152, Subpart E. Mesaba assures that no person shall be excluded on these grounds from participating in, or receiving the services or benefits of any such program or activity.

Mesaba covenants that it will require, as part of any contract for construction or installation of the Facilities, whether as a prime contract or a subcontract, and as part of any lease or agreement for any rights, privileges, services or materials with respect to the Facilities, entered by Mesaba, that any other party to such contract, lease or agreement undertakes affirmative action programs, as required by 14 CFR, Part 152, Subpart E.

In accordance with 1976 Public Act of Michigan No. 453, the parties hereto covenant not to discriminate against an employee or applicant for employment with respect to hire, tenure, terms, conditions, or privileges of employment, or a matter directly or indirectly related to employment because of race, color, religion, national origin, age, sex, height, weight, or marital status, and to require a similar covenant on the part of any sublessee hereunder and any subcontractor employed in the performance of the lease.

The parties hereto also agree to carry out and be subject to the provisions the County’s non-discrimination and affirmative action programs for Wayne County contracts, a copy of which has been provided to Mesaba and which is made a part hereof.

7.11         Letter of Credit; Alternate Letter of Credit. Mesaba shall cause the Letter of Credit to be delivered to the Trustee on or before the Effective Date. The Letter of Credit shall (a) be in an amount not less than the principal amount of the Bonds outstanding from time to time, plus an amount equal to any premium (excluding the Conditional Supplemental Premium) which may be payable upon prior redemption of the Bonds, plus 195 days’ interest on such outstanding Bonds; (b) provide for payment within one (1) Business Day in immediately available funds to the Trustee upon receipt of the Trustee’s request, in accordance with the terms of the Letter of Credit, for payment of principal, premium, if any (excluding the Conditional Supplemental Premium), and interest on the Bonds then coming due and payable pursuant to the Ordinance; (c) provide for multiple drawings and (d) provide an expiration date no earlier than the earliest of (i) the date on which the Bank honors the last drawing available to be made thereunder, (ii) payment of all amounts available for drawing under the Letter of Credit, (iii) the date on which the Bonds are discharged, redeemed or paid in full; (iv) the date on which the Bank is notified in writing by the Trustee that an Alternate Letter of Credit has been substituted for the Letter of Credit and has become effective; (v) the 30th day following the earlier of (A) the date on which any Interest Drawing (as defined in the Letter of Credit) is deemed not reinstated, or (B) the Trustee’s actual receipt of notice from the Bank that an Event of Default has occurred under the Reimbursement Agreement and directing the Trustee to redeem the Bonds; and (vi) June 1, 1995, or if not a Business Day, the first Business Day thereafter. Mesaba may, at any time, provide an Alternate Letter of Credit. The Trustee shall be required to give written notice of acceptance of the Alternate Letter of Credit to all holders of Bonds and to the Bank within thirty (30) days following the acceptance of the Alternate Letter of Credit. After acceptance of the Alternate Letter of Credit the original Letter of Credit shall be returned to its issuer.

ARTICLE VIII

COUNTY FINDINGS AND REPRESENTATIONS

8.1           County Findings and Representations. The County has found that the Facilities and the financing thereof through issuance of the Bonds will promote the public purposes of Act 327 and Act 94.

8.2           County Authority to Issue Bonds. Based upon the advice of Bond Counsel, the County has the necessary power under Act 327 and Act 94, and has duly taken all action on its part required to authorize, execute and deliver the Lease, and the Ground Lease and to issue the

Bonds and that the execution and performance by the County of the Lease, and the Ground Lease will not violate or conflict with any instrument by which the County or its properties are bound.

ARTICLE IX

DEFAULT

9.1           Events of Default. The term “Event of Default” shall mean, whenever used in the Lease, any one or more of the following events:

(a)           Failure by Mesaba to pay any Special Facilities Charges in the amounts and at the times provided in the Lease, but, with respect to that portion representing payments of principal of or premium (excluding Conditional Supplemental Premium) on the Series 1990 Bonds, whether by maturity or prior redemption, or interest on the Series 1990 Bonds, if and only if the Bank has, after demand under the Letter of Credit, failed to pay the amount of such Special Facilities Charges as and when due;

(b)           Failure by Mesaba to observe and perform any other obligations in this Lease on its part to be observed or performed for a period of 30 days after written notice specifying such failure and requesting that it be remedied, given to Mesaba by the County, the Bank or the Trustee; provided, however, that if such Default shall be such that it cannot be corrected within such period, it shall not constitute an Event of Default if the Default is correctable without material adverse effect on the Facilities and if corrective action is instituted by Mesaba within such period and is diligently pursued until the Default is corrected.

(c)           Any representation or warranty made by Mesaba in any document delivered by Mesaba to the initial purchasers, the Trustee, the Bank or the County in connection with the issuance, sale and delivery of the Bonds is untrue in any material adverse respect.

(d)           The occurrence of an Event of Default under the Ordinance.

(e)           The occurrence of an Act of Bankruptcy;

(f)            If Mesaba shall be prevented for a period of 30 days (after exhausting or abandoning all appeals) by any action of any governmental authority, board, agency or officer having jurisdiction from conducting air transportation at the Airport unless it is so prevented from conducting air transportation by reason of the United States or any agency thereof acting directly or indirectly, taking possession of and operating, in whole or in substantial part, the Facilities, or the operation of Mesaba’s aircraft to and from the Airport; or

(g)           The occurrence of an Event of Default under the Ground Lease between Mesaba and the County.

9.2           Waiver of Default. No waiver of default by the County of any of the terms, covenants or conditions hereof to be performed, kept and observed by Mesaba shall be construed to be or act as a waiver of any subsequent default of any of the terms, covenants and conditions herein contained to be performed, kept and observed by Mesaba. The acceptance of Special Facilities Charges by the Trustee for the account of County for any period or periods after a default of any of the terms, covenants and conditions herein contained to be performed, kept and observed by Mesaba, shall not be deemed a waiver of any right on the part of the County to exercise any remedy available to it after the occurrence of an Event of Default.

9.3           County Performance of Mesaba’s Obligations. In the event that Mesaba fails to perform, for a period of 30 days after written notice from County to do so, any of its nonpecuniary obligations or covenants required under this Lease, the County may, but shall not be obligated to, enter upon the premises involved and perform such obligation of Mesaba, charging Mesaba the reasonable cost and expense thereof and Mesaba agrees to pay the County such charge in addition to any other amounts payable to the County hereunder; provided, however, that if Mesaba’s failure to perform any such obligation adversely affects, or endangers the health or safety of the public or of employees of the County, and if the County so states in its notice to Mesaba, the County may, but shall not be obligated to, perform such obligation of Mesaba at any time after the giving of such notice and without awaiting the expiration of said 30 day period, and charge to Mesaba, and Mesaba shall pay, the reasonable cost and expense of such performance. If the County shall perform any of Mesaba’s obligations in accordance with the provisions of this section, the County shall not be liable to Mesaba for any loss or damage to or claim against Mesaba resulting from such performance.

9.4           Remedies upon Event of Default. Whenever any Event of Default shall have occurred and be continuing, and subject to the Bank’s right to cure as Mortgagee under Section 12.2(a) of this Lease the County may take any one or more of the following remedial steps:

(a)           To the extent of any insufficiency of any drawings under the Letter of Credit or in the event the Bank shall have wrongfully dishonored a draft on the Letter of Credit or in the event the Letter of Credit is for any reason unavailable, to institute any actions or proceedings at law or in equity for the collection of Special Facilities Charges or other sums due and unpaid under the Lease, to prosecute any such action or proceeding to judgment or final decree, and to enforce any such judgment or final decree and collect in the manner provided by law any moneys adjudged or decreed to be payable;

(b)           Re-enter and take possession of all or any part of the Facilities without terminating the Lease and use its Best Efforts to sublease the Facilities or any part of the Facilities for the account of Mesaba, holding Mesaba liable for the difference between the amounts payable by such sublessee and the Special Facilities Charges and other amounts payable by Mesaba hereunder including, but not limited to, all costs and expenses incurred by the County in re-entering, taking possession, maintaining and subleasing the Facilities or any portion of them;

(c)           Terminate the Lease, exclude Mesaba from possession of the Facilities or any portion of them and use its Beat Efforts to lease or assign the Facilities or any portion of them to another for the account of Mesaba, holding Mesaba liable for all Special Facilities Charges due up to the effective date of such termination;

(d)           Have access to and inspect, examine and make copies of the books and records and any and all accounts, data and income tax and other tax returns of Mesaba only, however, insofar as they relate to the Facilities or the Event of Default and the remedying thereof;

(e)           As the County deems necessary from time to time, (but shall not be required to) remodel, improve and repair the Facilities in order to better sublease or relet the Facilities or any portion of them, and all costs and expenses thereof shall become a debt due by Mesaba to the County.

The County may employ attorneys, consultants and agents, including the Trustee, in exercising its Best Efforts. In exercising its Best Efforts, the County shall endeavor to keep the Facilities fully leased and to provide Net Revenues sufficient for payment of the Bonds.

In exercising any of its remedies hereunder, the County shall make every reasonable attempt to cooperate with the Trustee.

9.5           Payment of Attorneys’ Fees and Other Expenses.  In the event Mesaba should default under any of the provisions of the Lease and the County or the Trustee or both should employ attorneys, consultants or agents or incur other expenses for the collection of Special Facilities Charges or for the enforcement of performance or observance of any obligation or agreement under the Lease, Mesaba shall upon demand therefor, pay to the County or the Trustee or both, as the case may be, the reasonable fees of such attorneys, consultants and agents and such other reasonable expenses so incurred.

9.6           No Remedy Exclusive. No remedy conferred upon or reserved to the County under the Lease is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under the Lease or now or hereafter existing at law or in equity or by statute.

9.7           Limitation on Waivers. No delay or omission to exercise any right or power occurring upon any default or Event of Default shall impair any such right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient. In order to entitle the County to exercise any remedy reserved to it in this Article IX, it shall not be necessary to give any notice other than such notice as may be herein expressly required under the Lease.

The County shall have no power to waive or release Mesaba from any Event of Default or the performance or observance of any obligation or condition of Mesaba under the Lease without prior written consent of the Trustee and the Bank, but shall do so if requested by the Trustee, provided that such action will not, in the opinion of Bond Counsel, result in any financial liability of the County or of the Airport.

ARTICLE X

INDEMNIFICATION

10.1         Indemnification of Trustee. Mesaba shall indemnify and hold harmless the Trustee against any loss, liability or expense incurred without negligence or bad faith on the part of the Trustee, its employees, agents or representatives, arising out of or in connection with the acceptance and performance of its duties as Trustee under the Ordinance, including the costs and expenses of defense against any such claim of liability.

10.2         Indemnification of County. Mesaba shall indemnify and hold the County, its officials, employees, agents or representatives, harmless of, from and against, any and all claims, damages, demands, expenses, liabilities and taxes (of any character or nature whatsoever regardless of by whom imposed), and losses of every conceivable kind, character and nature whatsoever (including, but not limited to, claims for loss or damage to any property or injury to or death of any person) asserted by or on behalf of any person, firm, corporation or governmental authority arising out of, resulting from, or in any way connected with (i) the Facilities, or the condition, occupancy, use, possession, conduct or management of, or any work done in or about, the Facilities, or from the planning, design, acquisition or construction of the Facilities or any part thereof, or from the leasing or subletting of any part thereof, (ii) any act or failure to act, other than willful misconduct, by any other person, firm, corporation or governmental authority in connection with the offering, sale or delivery of the Bonds and (iii) any act or failure to act, other than willful misconduct, or any covenant, undertaking, warranty or representation, by the County in connection with, or in the performance of, any obligation related to the issuance, sale and delivery of the Bonds or under the Lease or the Ordinance. Mesaba also covenants and agrees, at its expense to pay and to indemnify and save the County, its officials, employees, agents or representatives, harmless of, from and against, all costs, reasonable counsel fees, expenses and liabilities incurred in any action or proceeding brought by reason of any such claim or demand. In the event that any action or proceeding is brought against the County by reason of any such claim or demand, Mesaba upon notice from the County, covenants to resist and defend such action or proceeding on behalf of the County.

Mesaba also covenants and agrees, at its expense, to pay, and to indemnify the County and the Trustee from and against, all costs, expenses and charges, including reasonable fees of attorneys, consultants and agents, lawfully incurred in obtaining possession of the Facilities upon an Event of Default by Mesaba, or in enforcing any covenant or agreement of Mesaba contained in the Lease.

ARTICLE XI

ACTIONS AFFECTING TITLE AND POSSESSION

11.1         Quiet Enjoyment. The County agrees that, on payment of the Special Facilities Charges and performance of the covenants and agreements under the Lease, Mesaba shall peaceably have and enjoy the Facilities, subject to public use of the public area and use by parties authorized by the County of common area.

11.2         Title to Equipment and Improvements. Except as provided below, title to any equipment, improvements, and facilities, and any additions thereto, irrespective of whether the same would otherwise become a fixture under Michigan law (including without limitation all buildings, hangars, structures, storage tanks, pipes, pumps, wires, poles, machinery and air conditioning equipment,) constructed or installed by Mesaba upon or as a part of the Facilities or upon other Airport property, shall become and remain the property of the County.

Mesaba may from time to time and in its sole discretion and at its own expense install additional equipment in the Facilities. All equipment so installed (other than that which is a substitution or replacement of the personal property encumbered by the Ordinance) by Mesaba shall remain the sole property of Mesaba (or any third party from whom it may be leased or who shall have provided such equipment under agreement with Mesaba reserving title to such third party) and neither the County nor the Trustee shall have an interest in such equipment. Such equipment may be removed or modified at any time. In the event such removal or modification causes damage to the Facilities, Mesaba shall restore or repair such damage at its sole expense. If equipment is ever installed in the Facilities by Mesaba or a third party which cannot be readily distinguished from equipment then comprising part of the Facilities by reference to Exhibit A hereto and the Plans and Specifications then in such event such items of equipment shall be and remain identified as such by tags or other symbols affixed thereto or otherwise clearly associated therewith, and any such items of equipment not so identified shall be presumed to be part of the Facilities, but such presumption shall not be conclusive.

11.3         Surrender of Possession. Upon the expiration or earlier termination of the Lease or any renewal hereof, Mesaba shall forthwith surrender possession of the Facilities in as good condition as when acquired or constructed, reasonable wear and tear, damage by flood, fire, earthquake, other casualty, acts of God or the public enemy, excepted.

11.4         Mineral Rights. All water, gas, oil and mineral rights in and under the soil are expressly reserved to the County.

ARTICLE XII

ASSIGNMENT AND SUBLETTING;

RIGHTS OF LEASEHOLD MORTGAGEE

12.1         Sale Assignment Transfer, or Sublease. Mesaba shall not sell, assign, or transfer this Lease, or sublet the Facilities or any part thereof without the prior written consent of the County; provided, however, such consent shall not be withheld for any assignee of Mesaba under the Ground Lease and consent will not be withheld if the purchaser, assignee, transferee or sublessee be the parent or a subsidiary of Mesaba or closely allied to Mesaba by merger, consolidation or amalgamation. Mesaba shall have the right, without County approval, to mortgage and assign all of its rights under this Lease to a lending institution (the “Mortgagee”) as security for the financing necessary to carry out the construction of the Facilities (herein the “Leasehold Mortgage”) and provided further, that in such case Mesaba, as seller, assignor, transferor or sublessor, shall continue to be guarantor for the good and faithful performance of all terms, conditions and covenants contained herein; and the Mortgagee shall have the right to sell Mesaba’s leasehold interest in, to and under this Lease to a purchaser at a foreclosure sale of Mesaba’s interest under this Lease pursuant to the Leasehold Mortgage; and Mesaba shall have the right to assign Mesaba’s rights under this Lease to the Mortgagee in lieu of such foreclosure; and Mesaba or the Mortgagee shall have the right to assign Mesaba’s rights under this Lease to a third party in connection with or in lieu of a foreclosure. Upon acquisition by the Mortgagee of Mesaba’s interests under this Lease by foreclosure or deed in lieu of foreclosure, and upon acquisition by a purchaser from the Mortgagee of Mesaba’s interests in this Lease, the County agrees to recognize the Mortgagee or such purchaser, as the case may be, as the lessee under this Lease. Mortgagee and/or such purchaser, as successor to Mesaba’s interest in this Lease, shall not be personally liable for any of the obligations of Mesaba under this Lease accruing prior to the date of such party becoming the lessee hereunder. In any event, the Mortgagee or any such purchaser shall use the Facilities solely for airport transportation purposes.

12.2         Rights of Mortgagee. Mesaba may encumber as collateral or security its leasehold estate in, to and under this Lease by mortgage or conditional assignment of this Lease as security, providing the same shall provide for payment of the indebtedness thereby secured not later than the date of expiration of the primary term of this Lease. In such event, the Mortgagee may deliver to the County written notice showing the amount of the obligation secured by such Leasehold Mortgage, the date of the maturity of the indebtedness thereby secured, and the name and post office address of such Mortgagee. The Bank shall not be required to give the County notice as the County hereby approves the Bank as Mortgagee and the terms and conditions of the mortgage and assignment of rents executed by Mesaba to the Bank to secure Mesaba’s reimbursement obligations with respect to the Letter of Credit. In the event notice shall be given, then and thereafter, the County shall serve on such Mortgagee by certified mail, at the address given or any address thereafter given, a copy of every notice served by the County upon Mesaba in the event or nonperformance or default of any term, condition or covenant hereof. During the existence of such Leasehold Mortgage, the following rights and benefits under this Lease shall inure to, and be enforceable by, any such Mortgagee, provided, however, the following rights shall not be enforceable in the event of wrongful dishonor by the Bank of a draw upon the Letter of Credit or Alternate Letter of Credit:

(a)                                  Right to Cure. In the event of nonperformance or default of any term, condition or covenant of this Lease to be kept and performed by Mesaba during the existence of any such Leasehold Mortgage, the Mortgagee shall have the right, within thirty (30) days after the expiration of the time limit prescribed in the County’s nonperformance or default notice to Mesaba, to perform and comply with all the terms, conditions and covenants of this Lease to be kept and performed by Mesaba, and to make all payments required of Mesaba by this Lease and by so doing to cure and remove any such nonperformance or default as if the same had been done and performed by Mesaba. If the nature of the nonperformance or default is such that it cannot be cured within thirty (30) days after the expiration of the time limit prescribed in the nonperformance or default notice to Mesaba, the Mortgagee shall be deemed to have cured such nonperformance or default if the Mortgagee has commenced performance and thereafter diligently prosecutes same to completion, or diligently pursues foreclosure proceedings or the obtaining of a deed in lieu of foreclosure with respect to Mesaba’s interest in the Facilities. The County will permit the Mortgagee to enter upon the Facilities and will accept performance by the Mortgagee of any covenant, agreement or obligation of Mesaba with the same effect as though performed by Mesaba in order to permit any specific default to be cured by the Mortgagee and will not exercise any remedies specified in Section 9.4 of this Lease until the period for cure made available by the County to the Mortgagee hereunder shall have expired without cure having been effected by the Mortgagee.

(b)                                 Rights on Termination of Mesaba’s Interest. If Mesaba’s interests under this Lease shall be terminated as a result of the rejection or disaffirmance of this Lease pursuant to bankruptcy law or other law affecting creditor’s rights, or if this Lease shall be terminated on account of a default which is not capable of being cured by the Mortgagee, the County hereby irrevocably agrees to permit the assumption by the Mortgagee, or any party designated by the Mortgagee, of Mesaba’s interest under this Lease, for the remainder of the term of this Lease, effective as of the date of such rejection, disaffirmance, or termination, with the same force and effect and as if Mesaba’s interests under this Lease had not been terminated, provided that the Mortgagee or such designee shall provide for use of the Facilities solely for airport transportation purposes. In order for such an assumption to be effective, the Mortgagee must so indicate in writing to the County within 60 days after the effective date of such rejection, disaffirmance, or termination, as the case may be, and the Mortgagee shall have cured all defaults under this Lease which can be cured by the payment of money and shall have paid to the County all rent, fees and other charges which would, at the time of such assumption, be due and payable by Mesaba under this Lease but for such rejection, disaffirmance or termination. If the Mortgagee (or its designee) elects to assume this Lease under this paragraph (b) then, as of the date of such assumption, the lien of the Leasehold Mortgage shall attach to the interests of the lessee under this Lease if the lessee is someone other than the Mortgagee. The attaching of the lien of the Leasehold Mortgage to the interests of the lessee under this Lease shall be without loss of priority, so that the Mortgagee at all times has a first lien on the interests in question. The provisions of this paragraph (b) shall survive the rejection, disaffirmance or termination of the Ground Lease or this Lease and shall continue in full effect thereafter inasmuch as this provision is entered into for the benefit of the Mortgagee, may be relied upon by the Mortgagee and constitutes a separate and independent contract made by the County for the benefit of the Mortgagee as third party beneficiary. From the effective date of such rejection, disaffirmance, or termination of this Lease to the date of the assumption of this Lease, the Mortgagee may use and enjoy the benefits of this Lease without hindrance by the County so long as the Mortgagee shall continue to make all payments due and owing under this Lease.

(c)                                Consent of Mortgagee. No amendment, voluntary surrender or termination or modification of this Lease shall be valid or binding unless consented to in writing by the Mortgagee. The Mortgagee shall be a third party beneficiary of all provisions of this Lease providing rights to the Mortgagee and such provisions shall be deemed to have been entered into for the benefit of the Mortgagee and shall be enforceable by the Mortgagee.

12.3         Simultaneous Assignment and Subletting of Related Airport Facilities. Mesaba may not sublet or assign any rights under the Lease, unless all related rights and facilities which are leased to Mesaba under the Lease, or any Ground Lease, and which comprise elements of the same Facility or portion thereof or are necessary to the efficient and economic use of the rights or facilities being sublet or assigned are sublet or assigned simultaneously to the same sublessee or assignee, and unless such sublessee or assignee assumes in writing all obligations of Mesaba under the Lease or under the Ground Lease, as appropriate, relating to such rights and facilities.

12.4         Sublessee, Etc., Bound by Ordinance.,. Any purchaser, assignee, transferee or sublessee of Mesaba’s rights and obligations hereunder shall be subject to and bound by the Ordinance.

ARTICLE XIII

GROUND LEASE

13.1         Relationship of the Lease to Ground Lease. The County and Mesaba agree, between themselves and for the benefit of the holders of the Bonds, that Ground Lease shall contain or recognize the following terms and conditions:

(a)           The ground space covered by such Ground Lease shall be adequate for the needs of Mesaba in operating the Facilities located on such ground space, and shall also take account of the needs of any successor lessee.

(b)           The essential purpose of the Ground Lease shall be to define the ground space for the Facilities and the ground rents therefor. The terms and conditions of any Ground Lease shall not duplicate the terms and provisions of the Lease, but in event of such duplication, the terms and provisions of the Lease shall control and supersede any conflicting provisions of the Ground Lease.

(c)           Under the Ground Lease Mesaba shall pay the customary ground rents and related administration, operation and maintenance costs customarily assumed by a lessee of a special facility, and shall receive no credit therefor which would subsidize the capital or operating or maintenance costs of any Facilities.

ARTICLE XIV

MISCELLANEOUS PROVISIONS

14.1         Notices. Notices shall be sufficient if sent by registered or certified mail, postage prepaid, to the County addressed to the Wayne County Director of the Airport, Detroit Metropolitan Wayne County Airport, L.C. Smith Terminal, Mezzanine Level, Romulus, Michigan 48242; to Mesaba addressed to Mesaba Aviation, Inc., 7501 26th Avenue South, Minneapolis, Minnesota 55450, Attention! President, and to the Bank addressed to Norwest Bank Minnesota, National Association, Norwest Center, Sixth and Marquette Avenue, Minneapolis, Minnesota 55479-0134, Attention: Vice President, Industrial Products Division, or to such other respective addressees as the parties may designate to each other in writing. The Bank and the Trustee shall receive copies of all notices given by any party to any other party.

14.2         Paragraph Headings. The paragraph headings contained herein are for convenience in reference and are not intended to define or limit the scope of any provision of the Lease.

14.3         Severability. In the event any covenant, condition or provision under the Lease is held to be invalid by any court of competent jurisdiction, the invalidity of any such covenant, condition or provision shall in no way affect any other covenant, condition or provision herein contained; provided that the invalidity of any such covenant, condition or provision does not materially prejudice either the County or Mesaba in its respective rights and obligations contained in the valid covenants, conditions or provisions of the Lease.

14.4         Binding Effect. All the covenants, stipulations and agreements in the Lease shall extend to and bind the legal representatives, successors and assigns of the respective parties hereto.

14.5         Lease to United States of America. During time of war or national emergency the County shall have the right to lease the landing area or any part thereof to the United States for military or naval use, and, if any such lease is executed, the provisions of this instrument insofar as they are inconsistent with the provisions of the lease to the United States, shall be suspended.

It is agreed that the Lease shall be subordinate to the provisions of any existing or future agreement between the County and the United States, relative to the operation or maintenance of the Airport, the execution of which has been or may be required as a condition precedent to the expenditure of Federal funds for the development of the Airport.

14.6         Amendment. The Assistant County Executive for Airports and Major County Construction is authorized to approve and execute such amendments to this Lease which, on the advice of counsel, are necessary or advisable and not materially adverse to the County, provided the Lease may not be amended without the written consent of the Trustee, and no amendment to the Lease shall be binding upon either party hereto until such amendment is reduced to writing and executed by both parties hereto.

14.7         Governing Law. The Lease shall be governed in all respects, whether as to validity, construction, performance or otherwise, by the laws of the State of Michigan.

14.8         Cancellation by Mesaba. Mesaba may, so long as it is not in default in any payments to the County hereunder, cancel the Lease by giving the County 30 days’ advance written notice, upon or after the happening of any one of the following events:

(a)           Issuance by any court of competent jurisdiction of an injunction in any way substantially preventing or restraining the use of the Airport or any part thereof necessary for Mesaba’s operations, and the remaining in force of such injunction for a period of at least 30 days after Mesaba has exhausted or abandoned all appeals;

(b)           The inability of Mesaba, due to circumstances beyond its control, to use, for a period in excess of 90 days, the Airport or to exercise any rights and privileges granted to Mesaba hereunder and necessary to its operations because of any law or ordinance, or because of any order, rule, regulation or other action or any non-action of the United States Department of Transportation or any other governmental authority, or, because of earthquake, other casualty (excepting fire) or because of acts of God or the public enemy;

and provided that no such cancellation shall be effective until payment by Mesaba of Special Facilities Charges in an amount sufficient to pay the County the remaining principal of, Redemption Price and interest on the Bonds through maturity or redemption of the Bonds together with all fees and expenses reasonably necessary to accomplish any such redemption.

14.9         Cancellation by County. Solely at the discretion and option of the County, under the conditions listed herein, the County may cancel the Lease upon six months’ written notice to Mesaba, provided that; (i) the cancellation is part of the closing of the entire Airport; to air traffic and (ii) no airline may operate at the Airport after the closing;( and (iii) the County shall deposit with the Trustee sums obtained from Mesaba sufficient to pay remaining principal of, Redemption Price and interest on the Bonds to and including the next date for which the Bonds are subject to optional redemption or until maturity. The foregoing shall not be construed as a County covenant to continue operation of the Airport or preclude the County from closing the Airport in more or less than six months in the exercise of any governmental powers without making any such payment.

14.10       Rights After Bonds Paid. When the Series 1990 Bonds have been fully paid and Mesaba has satisfied the reimbursement obligations to the Bank or any subsequent Mortgagee, then the Bank or subsequent Mortgagee shall, upon demand of the County, execute and file such documents as may be necessary in the County’s discretion to evidence the extinguishment of the Bank’s or the Mortgagee’s rights or interests in the Facilities, and thereafter all requirements respecting notice to or consent from the Bank, subsequent Mortgagee or Trustee shall be of no force and effect and the Special Facilities Charges shall be paid directly to the County.

IN WITNESS WHEREOF, the parties have caused this Lease to be executed as of the day and year first above written.

CHARTER COUNTY OF WAYNE

/s/ Edward H. McNamara

MESABA AVIATION, INC.

/s/ Robert D. Swenson
Its President